Exhibit (k)(5)

AMENDMENT NO. 1 TO THE AGENCY AGREEMENT

BETWEEN

NEXPOINT CAPITAL, INC.

AND

DST SYSTEMS, INC.

THIS AMENDMENT NO. 1 (the “Amendment”) to the AGENCY AGREEMENT is executed on June 10, 2016 (the “Effective Date”) by and between DST SYSTEMS, INC., a Delaware corporation with offices at 333 West 11th Street, 5th Floor, Kansas City, Missouri 64105 (“DST”), and NEXPOINT CAPITAL, INC., a corporation organized under the laws of the State of Delaware, with offices at 300 Crescent Court, Suite 700, Dallas, Texas 75201 (herein referred to as the “Fund” and together with the other funds listed on Exhibit A collectively referred to as the “Funds”) and NEXPOINT ADVISORS, L.P., a limited partnership (herein referred to as the “Sponsor”).

WHEREAS, The Funds, the Sponsor and DST entered into that certain Agency Agreement dated August 5th, 2014 (including all amendments and addendums thereto, collectively referred to as the “Agency Agreement”); and

WHEREAS, The Funds, the Sponsor and DST wish to amend the Agency Agreement for purposes of adding additional parties and making additional amendments to the Agency Agreement as further outlined below.

NOW, THEREFORE, in consideration of the mutual promises, undertakings, covenants and conditions set forth herein, the Funds, the Sponsor and DST agree as follows:

1.	NEXPOINT REAL ESTATE STRATEGIES FUND; NEXPOINT DISCOUNT YIELD FUND; NEXPOINT ENERGY AND MATERIALS OPPORTUNITIES FUND; NEXPOINT HEALTHCARE OPPORTUNITIES FUND; NEXPOINT LATIN AMERICAN OPPORTUNITIES FUND; NEXPOINT DISTRESSED STRATEGIES FUND; NEXPOINT MERGER ARBITRAGE FUND; AND NEXPOINT MULTIFAMILY CAPITAL TRUST, INC. hereby each, severally and not jointly, agree to become a party to the Agency Agreement and those Ancillary Agreements, as defined in the Agency Agreement (collectively referred to as the “Agreement”), as additional “Funds” thereunder, having such rights, entitlements and obligations as set forth in the Agreement; provided that notwithstanding anything contained in the Agreement to the contrary, the obligations of each of the Funds under the Agreement shall be several and not joint. By its signature below, each Fund severally, but not jointly, confirms to DST, as of the date hereof, its representations and warranties set forth in the Agreement. Each Fund acknowledges receipt of a copy of the Agreement.

2.	NexPoint Real Estate Advisors II, L.P. hereby severally, but not jointly, agrees to become party to the Agreement as an additional “Sponsor” thereunder, having such rights, entitlements and obligations as set forth in the Agreement, provided that notwithstanding anything contained in the Agreement to the contrary, the obligations of each of the Sponsors under the Agreement shall be several and not joint.

3.	NexPoint Capital, Inc. and NexPoint Advisors, L.P. agree to accept NexPoint Real Estate Strategies Fund; NexPoint Discount Yield Fund; NexPoint Energy and Materials Opportunities Fund; NexPoint Distressed Strategies Fund; NexPoint Merger Arbitrage Fund; and NexPoint Multifamily Capital Trust, Inc. as a party to the Agreement and that the previously listed patties shall be, together with NexPoint Capital, Inc. referred to as the “Funds” (as such term is used in the Agreement) having such rights, entitlements and obligations as set forth in the Agreement.

4.	The parties acknowledge and agree that Section 4 “Scope of Appointment” is amended to add the following paragraph “J”:

“The parties acknowledge and agree that additional investment products associated with each Sponsor may elect to become parties to the Agreement and receive Services from DST as provided therein by execution of the Joinder Agreement attached hereto as Attachment I (the “Joinder Agreement”). Thereafter, any such additional investment product shall, collectively with the Funds be thereafter parties to this Agreement and be collectively referred to as the “Funds” as of the date of the execution of such Joinder Agreement. In the event that any additional investment product elects to execute a Joinder Agreement and become a party to this Agreement and the Ancillary Agreements after the commencement of its operations such that such investment product’s securityholder records have been maintained on the processing system of another transfer agent and must be converted onto DST’s TA2000 System from such prior transfer agent’s system, the additional investment product shall use its reasonable efforts to deliver to DST in Kansas City, Missouri, as soon reasonably practicable, all securityholder account information necessary for DST to perform the Services. DST shall have no liability for any Adverse Consequences arising or resulting from the failure to deliver any securityholder records to DST.

5.	Exhibit A to the Agency Agreement – List of Funds.

Exhibit A. Exhibit A as currently appearing in the Agency Agreement is hereby deleted in its entirety and Exhibit A attached hereto is inserted in lieu thereof.

6.	Exhibit B to the Agency Agreement – Fee Schedule.

Exhibit B. Exhibit B – Fee Schedule, executed on March 7th, 2016, to be effective January 1, 2016 – December 31, 2020, as previously amending the Agency Agreement and for the sake of clarity, is attached hereto and incorporated herein.

7.	Effect on Agreement. As of the Effective Date, this Amendment shall be effective to amend the Agreement and to the extent of any conflict between the Agreement and this Amendment, this Amendment shall supersede.

8.	Execution in Counterparts /Facsimile Transmission. This Amendment may be executed in separate counterparts, each of which will be deemed to be an original and all of which, collectively, will be deemed to constitute one and the same Amendment. This Amendment may also be signed by exchanging facsimile copies of this Amendment, duly executed, in which event the parties hereto will promptly thereafter exchange original counterpart signed copies hereof.

9.	Agreement in Full Force and Effect. Except as specifically modified by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect, and the Agreement, as amended by this Amendment, and all of its terms, including, but not limited to any warranties and representations set forth therein, if any, are hereby severally, but not jointly, ratified and confirmed by the Fund, the Sponsor and DST as of the Effective Date.

10.	Capitalized Terms. All capitalized terms used but not defined in this Amendment will be deemed to be defined as set forth in the Agreement.

11.	Authorization. Each party hereby represents and warrants to the other that the person or entity signing this Amendment on behalf of such party is duly authorized to execute and deliver this Amendment and to legally bind the party on whose behalf this Amendment is signed to all of the terms, covenants and conditions contained in this Amendment.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized officers, to be effective as of the day and year first above written.

DST SYSTEMS, INC.		NEXPOINT CAPITAL, INC.

By:	/s/ Christopher G. Shaw	By:	/s/ Dustin Norris
Title:	Officer		Dustin Norris, Secretary

NEXPOINT ADVISORS, L.P. By: NexPoint Advisors GP, LLC, its general partner		NEXPOINT REAL ESTATE ADVISORS II, L.P.

By:	/s/ Dustin Norris	By:	/s/ Brian Mitts
	Dustin Norris, Secretary		Brian Mitts, Executive Vice President

NEXPOINT REAL ESTATE STRATEGIES FUND		NEXPOINT DISCOUNT YIELD FUND

By:	/s/ Dustin Norris	By:	/s/ Dustin Norris
	Dustin Norris, Secretary		Dustin Norris, Secretary

(Continued on next page)

NEXPOlNT ENERGY AND MATERIALS OPPORTUNITIES FUND		NEXPOlNT HEALTHCARE OPPORTUNITIES FUND

By:	/s/ Dustin Norris	By:	/s/ Dustin Norris
	Dustin Norris, Secretary		Dustin Norris, Secretary

NEXPOINT LATIN AMERICAN OPPORTUNITIES FUND		NEXPOINT DISTRESSED STRATEGIES FUND

By:	/s/ Dustin Norris	By:	/s/ Dustin Norris
	Dustin Norris, Secretary		Dustin Norris, Secretary

NEXPOINT MERGER ARBITRAGE FUND		NEXPOlNT MULTIFAMILY CAPITAL TRUST, INC.

By:	/s/ Dustin Norris	By:	/s/ Brian Mitts
	Dustin Norris, Secretary		Brian Mitts, Chief Financial Officer, Executive Vice President – Finance, Treasurer

ATTACHMENT I

FORM OF JOINDER AGREEMENT TO

AGENCY AGREEMENT

This Joinder Agreement, dated as of                     ,         (this “Joinder”), by and among DST SYSTEMS, INC., a Delaware corporation (“DST”), NEXPOINT CAPITAL, INC., a Delaware corporation, and NEXPOINT ADVISORS, LP, a limited partnership, (collectively referred to as “NexPoint”) and                     , a             (the “Additional Entity/Fund”) [SPECIFIC NAME / STATE/COMMONWEALTH WHERE INCORPORATED AND TYPE OF ORGANIZATION.

The Additional Fund or Trust hereby agrees to (a) become a party, severally and not jointly, to that Agency Agreement, dated as of August 5th, 2014 (the “Agreement”), originally by and among DST, NexPoint Capital, Inc; and NexPoint Advisors, L.P. and those Ancillary Agreements; and (b) be bound by all terms and conditions of the Agency Agreement and the Ancillary Agreements as a “Fund” or a “Trust” (as such term is defined in the Agreement), having such rights, entitlements and obligations as set forth in the Agreement; provided, that notwithstanding anything contained in the Agreement to the contrary, the obligations of each Additional Fund or Trust under the Agreement shall be several and not joint. By its signature below, the Additional Fund or Trust severally, but not jointly, confirms to DST, as of the date hereof, its representations and warranties set forth in the Agreement. The Additional Fund or Trust acknowledges receipt of a copy of the Agreement and the Ancillary Agreements.

Each of DST and NexPoint hereby agrees to accept the Additional Fund or Trust as a party to the Agreement and the Ancillary Agreements and that the Additional Fund or Trust shall be a “Fund” or a “Trust” (as such term is defined in the Agreement) under the Agreement, having such rights, entitlements and obligations as set forth in the Agreement.

Except as specifically set forth herein, all other terms and conditions of fue Agreement shall remain unmodified and in full force and effect, the same being confirmed and republished hereby. In the event of any conflict between the terms of the Agreement and the terms of this Joinder with regard to the subject matter hereof, the terms of this Joinder shall control.

This Joinder may be executed by the parties hereto on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Joinder to be executed as of the day and year first above written by their respective duly authorized officers.

[Signatures on following page]

DST SYSTEMS, INC.	NEXPOINT CAPITAL, INC.

By:	By:
Title:	Title:

NEXPOINT ADVISORS, L.P.	(new party signing the adoption agreement)

By:	By:
Title:	Title:

EXHIBIT A

LIST OF FUNDS / TRUSTS

NAME:

NexPoint Capital, Inc.

NexPoint Real Estate Strategies Fund

NexPoint Discount Yield Fund

NexPoint Energy and Materials Opportunities Fund

NexPoint Healthcare Opportunities Fund

NexPoint Latin American Opportunities Fund

NexPoint Distressed Strategies Fund

NexPoint Merger Arbitrage Fund

NexPoint Multifamily Capital Trust, Inc.

Highland

Fee Schedule

EXHIBIT B

DST SYSTEMS, INC.

HIGHLAND CAPITAL MANAGEMENT FEE SCHEDULE

TERM: 5 YEARS

JANUARY 1, 2016—DECEMBER 31, 2020

I.	Account Service Fees – Non-Listed Funds[1]:

A.	Complex Minimum Fee

Year 1	$120,000 per year
Years 2-5	$180,000 per year

(Note: Includes up to 2 non-traded public REIT/BDC product offerings. These minimums apply to the initial product offering. If a subsequent product offering is added the complex minimum will increase by 50% with each additional product offering.)

B.	Account and Processing Fees Compared to Minimum:

Open Account Fee
0 - 10,000	$28.00 per acct per year
10,001 - 20,000	$26.00 per acct per year
20,001 +	$24.00 per acct per year
Closed Account Fee	$1.80 per acct per year
New Account Setup Fee	$15.00 per NASU
Phone Calls	$5.00 per call
Manual Correspondence	$5.00 per item
Base Fee	$72,000 per year

(Note: Complex Minimum (Section I.A) applies unless aggregate charges in the affected month included in Section B exceed one-twelfth of the annual minimum. Complex Minimum starts when escrow of the first Trust is broken and contract Term commences to age. Base Fee includes SalesConnect monthly minimum fee.)

II.	Interval Fund Fees:

A. CUSIP Minimum Fee	$25,000 per CUSIP per year

B.	Account and Processing Fees Compared to Minimum:

Open Account Fee
0 - 50,000	$7.50 per acct per year
50,001 +	$5.00 per acct per year
Closed Account Fee	$ 1.80 per acct per year
New Account Setup Fee	$ 15.00 per New Account Set Up
Phone Calls	$5.00 per call

[1]	The fees specified in Sections I and II shall cease to apply for any Fund which lists its securities on a national securities exchange in the event such Fund does not terminate pursuant to Section 22.B. In such event, effective upon the time of such listing, the fees outlined in Exhibit D shall replace the fees specified in Sections I and II of this Exhibit B.

Highland

Fee Schedule

Correspondence	$5 .00 per item
Redemption Fees	$10.00 per redemption

(Note: CUSIP Minimum (Section II.A) applies unless and until the charges In Section I.B exceed the then current CUSIP Minimum Fee, at which time only the Account Fees in II.B apply.)

C.	Asset Based Fees (basis points)

$0 - $250M	3 .0 Basis Points
$251M - $500M	2.25 Basis Points
$501M - $1B	1.50 Basis Points
>$1B	1.00 Basis Points

Ill.	Other Services[2]:

Automated Work Distributor™ (AWD)[3]	$5,200 per workstation

(Does not include hardware or third-party software, products will be priced separately as requested)

Closing Services	$3 .00 per position
Closing Services Minimum	$25,000 per product per event

(Closing Services include Listing, Deconversion, and Liquidation. Does not include programming charges associated with the event.)

AlP	$2,500 per month

Self-Directed Custodial Services	$25.00 per SSN-paid by shareowner
K-1 Account Fee	TBD

(Provide K-1 allocation file to the client selected tax preparer)

TA2000 Data Transmission to non DSTO print vendors	$0.02 per record
Aged History Retention Fee - Online	$5.00 per 1,000 lines
Aged History Retention Fee - Offline	$3.50 per 1,000 lines
Internet Dealer Commissions	$200 per month

Services Provided	Exhibit B.1
*Vision - requires separate agreement	Exhibit B.2
*FAN Mail - requires separate agreement	Exhibit B.3
*Sales Connect - requires separate agreement	Exhibit B.4

[2]	DST requires 120 days’ notice to begin providing Optional Services, which time period may be reduced upon mutual agreement. DST requires 120 days’ notice to cease supporting and billing for Optional Services. The Fund will be billed for Optional Services ended prior to the 120 days at the average monthly amount for the function from the prior six months invoices multiplied by the number of months or partial months to the full 120 day period.
[3]	Requires separate Agreement.

Highland

Fee Schedule

IV.	Programming/Implementation Fees*:

*Computer/Technical Personnel (2016 Standard Rates):
*Business Analyst/Tester:
Dedicated	$113,087 per year (1,690 hours)
On Request	$90.48 per hour
*COBOL Programmer:
Dedicated	$173,663 per year (1,690 hours)
On Request	$135.20 per hour
*Workstation Programmer:
Dedicated	$220,630 per year (1,690 hours)
On Request	$180.96 per hour
*Web Developer:
Dedicated	$260,543 per year (1,690 hours)
On Request	$215.28 per hour
*Full Service Staff Support:
Senior Staff Support:	$77.50 per hour
Staff Support	$57.50 per hour
Clerical Support	$47.50 per hour
Systems Implementation Fee	$20,000

(Applies to the initial implementation of the business only. Due at signing of Letter of Intent).

Highland

Fee Schedule

Notes to Above Fees:

1)	The initial term is five (5) years. A Cost of Living increase will occur annually upon each anniversary of the Service Agreement in an amount not less than the annual percentage of change in the Consumer Price Index for all Urban Consumers (CPI-U) in the Kansas City, Missouri-Kansas Standard Metropolitan Statistical Area, All Items, Base 1982-1984=100, as last reported by the U.S. Bureau of Labor Statistics. Items marked by an “*” are subject to change with 60 days notice .

2)	Reimbursable and Other Expenses are billed as incurred. Reimbursable and Other expenses include but are not limited to: confirmation statements, AML/CIP, regulatory compliance, Compliance+ Program* ($32,000/yr)[4], escheatment, freight, internal postage, quarterly statements, postage, long distance telephone calls, records retention, customized programming/enhancements, federal wire fees, bank fees, transcripts, microfilm , microfiche, disaster recovery5*, hardware at customer’s facility, telecommunications/network configuration, and lost shareholder search/tracking.

3)	The Annual Account Service Fee includes the services listed on Exhibit B.1 of this proposal, basic TA2000 Voice, FAN Web and PowerSelect. This does not include any reimbursable or other expenses related to these three products. FAN Web and PowerSelect require a separate contract.

4)	Any fees, reimbursable, or other expenses not paid within 30 days of receipt of invoice will be charged a late payment fee of 1.5% per month until payment is received.

/s/ Christopher G. Shaw	/s/ Brian Mitts
DST Systems, Inc.	Highland

6/29/16	3/7/16
Date	Date

[4]	10% of annual fees, not to exceed $32,000 per year.
[5]	The annual charge of $0.206 per account, paid monthly in increments of one-twelfth of the annual charge, is a pro rata portion of DST’s cost for the service and will increase proportionate to any increase in DST’s costs to provide the recovery service or in the event that the current recovery goal is shortened. The current recovery goal is to have the TA2000 System as provided for in the Business Contingency Plan operational 4 hours after DST’s declaration of a disaster. Data communications expenses for connectivity to the backup sites (DST owned or recovery vendor provided) are part of the DST network charges and are billed monthly as an out-of-pocket expense unless network is Fund-provided, in which case connectivity is the responsibility of Fund.

EXHIBIT B.1

Services Provided – Non-Listed Funds

•	Distribution Center

•	Receipt and sort of incoming mail

•	Creation of electronic images for all paper received

•	Automated distribution of work based on assigned priority

•	Issuance of redemption and replacement checks

•	Transaction Processing

•	New Account Establishment

•	Account Maintenance

•	Purchases

•	Redemptions

•	Transfers

•	Control

•	Input of daily prices and dividend rates

•	Processing of dividend and capital gain distributions

•	Reconciliation of daily bank accounts

•	Blue Sky Transmissions/Support

•	Commission Processing and Reconciliation

•	Cash and Share Reconciliation

•	Year-End

•	IRS Reporting

•	1099

•	5498

•	Broker Servicing (phones)

•	Inquiry

•	Correspondence

•	Commission Inquiries

•	Shareholder Servicing (phones)

•	Inquiry

•	Telephone Transactions

•	Correspondence

•	Internet Support

EXHIBIT B.2, p.1

VISION

Fee Schedule

Unless specifically indicated otherwise, all fees, charges and discounts will be applied separately to each individual affiliate of Customer that has been assigned a unique management code.

ID Charges
Number of ID Breakpoints	ID Charge Breakpoints
1 - 500	$3.25 per month/per ID for each of the first 500 IDs
501 - 1,000	$3.00 per month/per ID for each of the next 500 IDs
1,001 - 2,000	$2.75 per month/per ID for each of the next 1,000 IDs
2,001 - 3,450	$2.50 per month/per ID for each of the next 1,450 IDs
3,451 - +	No charge for each additional ID over 3,450

In accordance with the schedule above, ID Charges for each affiliate of Customer cannot exceed a monthly maximum of $9,500.

Inquiry Charges
Initial Set-up Fee	None
Per View Charge[6]
Standard	$0.05
Reduced	$0.025

Statement Charges (optional)
Individual Statement Retrieval Charge	$0.05 per statement
Batch Statement Load Charge[7]	$0.03 per image
MonthlyStatement Interface Support Charge[8]	$1,300

The Statement Retrieval Charges do not cover any charges or expenses Customer may incur from its statement vendor.

Data Extract Charges[2]
Advisor Requests	$0.12 per file
Non-Advisor Requests	$6.00 per file

Email Alert Charges
Per email charge	$0.05

[6]	The Standard Per View Charge is currently assessed when an information request retrieves data from individual system-level tables to return a response. DST may, from time to time, determine that certain information requests that retrieve data from a consolidated table to return a response are eligible for the Reduced Per View Charge. Although the foregoing represents the approach DST has historically taken with respect to Per View Charges, DST reserves the right at any time to change the components and/or structure of the Per View Charge. IF applicable, Vision Charges do not include any charges or expenses Customer may incur separately from DST for AWD transactions or images offered through Vision.
[7]	The Batch Statement Load charge and the Data Extract charge will only be assessed at the time the statements are provided to Vision by the statement vendor or at the time data files are retrieved by Vision, as applicable, not at the time of viewing or downloading,
[8]	If Customer uses DST Output, LLC or a subsidiary of DST Output, LLC as its electronic statement vendor, the Monthly Statement Interface Support Charge will be waived.

EXHIBIT B.2, p.2

Transaction Processing Charges (optional)
Initial Set-up Fee	None
Purchase, Redemption, Exchange, Maintenance	$0.10 per transaction
NSCC Reject Processing	$0 .10 per reject
Workflow Response	$0. 10 per transaction
New Account Establishment (each new account transaction[9] may contain one or more new accounts)[4]	$0.35 per transaction
New Account Web Service Image Delivery	$0.65 per image
Monthly Minimum[10]	greater of $ 500 or actual usage

Dealer/Branch/Rep Updates (optional)
Flat Fee[6]
SalesConnect Customers (Rep level)	Waived
SalesConnect Customers (Branch level) and Non-SalesConnect Customers

Number of Accounts	Flat Fee Charge
0 – 25,000	$0 per month
25,001 – 100,000	$250.00 per month
100,001 – 500,000	$ 500.00 per month
500,001 – 1,000,000	$1,000.00 per month
1,000,001 - +	$ 2,000.00 per month

Per Update
SalesConnect Customers (Rep level)	Waived
SalesConnect Customers (Branch level) and Non-SalesConnect Customers	$0.10 per transaction

DST will combine accounts for all affiliates of Customer for purposes of determining the applicable Flat Fee for Customer’s affiliated corporate complex. It is Customer’s responsibility to notify DST in writing of qualifying company affiliations. Customer’s number of accounts will be reviewed every January I for purposes of determining the monthly Flat Fee charges for that year.

Volume Discounts

Discount Schedule (monthly)11

$7,500 - $15,000	20%
$15,001 - $30,000	25%
$30,001 - $45,000	30%
$45,001 - +	35%

The percentage discount is applied incrementally to the dollars associated with each breakpoint.

[9]	For clarity, regardless of whether Customer has elected to allow the Financial Products to participate in DST Prime for New Account Establishment and New Account Web Service Image Delivery (DST Prime is a service offered through DST Brokerage Solutions, LLC (“DST BS”) to brokers and other intermediaries and requires an agreement between the broker and DST BS and payment by the broker to DST BS). the Vision charges specified above will apply to all New Account Establishment and New Account Web Service Image Delivery transactions.
[10]	NSCC Reject Processing and Workflow Response shall not be considered when calculating the Monthly Minimum charge for Transaction Processing.
[11]	ID Charges, Monthly Statement Interface Support Charges and Dealer/Branch/Rep Updates Flat Fee are not included in Volume Discount calculations.

EXHIBIT B.2, p.3

Platinum/Gold Discount

An additional discount shall be applied to the net Fees (i.e., after Volume Discounts) paid by Customer for DST’s Vision Services if Customer is utilizing DST’s Basic FAN Mail Services pursuant to the applicable Master Agreement for DST FAN Mail Services, as follows:

At the beginning of the next calendar year following the first calendar year in which Customer has received Basic FAN Mail Services pursuant to the Service Exhibit to the Master Agreement for DST FAN Mail Services, and at the beginning of each calendar year thereafter, DST shall review the average combined annual usage fees actually paid by Customer for Basic FAN Mail Services and Vision Services for the previous calendar year. Customer shall receive the following discounts on Vision Services fees for the then current calendar year, in the event the total annual combined usage fees paid by Customer for Basic FAN Mail Services and Vision Services equal or exceed at least:

Gold Level

Qualification:  $180,000.00 annually, but less than $300,000.00.

Discount:     The discount for each billing cycle equals 2 1⁄2% of Vision usage fees billed for such cycle.

Platinum Level

Qualification: $300,000.00 annually, but less than $2,000,000.00.

Discount:     The discount for each billing cycle equals 5% of Vision usage fees billed for such cycle.

Platinum Plus Level

Qualification: $2,000,000.00 annually.

Discount: The discount for each billing cycle equals 10% of Vision usage fees billed for such cycle.

DST will combine qualified usage fees for all affiliates of Customer for purposes of determining the applicab le discount for Customer’s affiliated corporate complex. It is Customer’s responsibility to notify DST in writing of qualifying company affiliations. DST will not combine an affiliate’s usage fees with Customer’s unless and until Customer has so notified DST. No retroactive adjustments to the Gold and Platinum discounts will be made based on previously undisclosed company affiliations. If Customer qualifies, the discount will be shown on each invoice issued to Customer.

EXHIBIT B.2, p.4

VISION

Security Procedures

1.a.	ID/Password Requirements—Users

Authentication of a User in Vision is based on the Vision Operator ID and Password.

Required—The Vision Operator 10, assigned by DST, shall have access authorization as determined by Customer. This may include the following access levels, at Customer’s option, the contents of which shall be determined by Customer:

Unrestricted Access—This allows the User to view any account information for all of Customer’s Financial Products .

Dealer Level Access—This allows the User to view any account information with the authorized dealer number.

Dealer/Branch Level Access—This allows the User to view any account information with the authorized dealer and branch combination.

Dealer/Representative Level Access—This allows the User to view any account information with the authorized dealer and representative combination.

Tax ID Level Access—This allows the User to view any account with the authorized Social Security Number and/or TIN of the Unit Holder.

Trust/TPA Access—This allows the User to view any account with the authorized trust company or Third Patty Administrator number assigned to the underlying account/contract.

Required—Password is used in conjunction with Vision Operator ID to access the Vision Web Site, which consequently provides access to any Financial Product account information that has been previously authorized by Customer. Vision does not use a personal identification number (PIN).

1.b.	ID/Password Requirements—Customer point of contact

Authentication of a Customer point of contact in the Distribution Support Services Web Site is based on an Operator ID and Password.

Required—The Operator ID, chosen by Customer, shall have access as determined by Customer. Access will be specific to the management company associated with Customer. This may include the following access levels, at Customer’s option, inquiry only access (Customer point of contact may only view information related to Users) or update access (Customer point of contact may update profiles related to Users, including, but not limited to, changing, adding and deleting User information). DST shall store the Operator ID and associated access levels. Any personnel changes or access changes affecting Customer point of contact must be communicated to DST promptly.

Required—Password is used in conjunction with Operator ID to access the Distribution Support Services Web Site, which consequently provides access to any User information (profile, firm, address, authorization information, etc.).

EXHIBIT B.2, p.5

2. Encryption

The DST Web server runs Secure Sockets Layer (“SSL”). The purpose of using SSL is to encrypt data transmissions through the Vision Web Site and the Distribution Support Services Web Site and block communications through the Vision Web Site or the Distribution Support Services Web Site from Internet browsers which do not support SSL data encryption. The standard level of encryption supported by the Vision Web Site and the Distribution Support Services Web Site is 128-bit encryption.

3. Network Access Control

A device referred to as a “firewall” is located between the Internet and the collection of electronic documents or pages residing on DST’s computer system, linked to the Internet and accessible through the World Wide Web, where the data fields and related screens provided by DST may be viewed by Users who access such site (“DST Web Site”). The purpose of the firewall is to control connectivity to the DST Web Site at the port level. This equipment is located and administered at DST’s Winchester data center. Changes to the systems residing on this computer are submitted through the DST change control process. DST is advised by its current firewall provider that this equipment will not interrogate data, and that its only function is to limit the type of traffic accessing the DST Web Site. Ports on the firewall are configured to be consistent with ports at the DST Web Site.

All services and functions within the DST Web Site arc deactivated with the exception of services and functions which support the transfer of files. All ports on the DST Web Site are disabled, except those ports required to transfer files. All “listeners” are deactivated. Directory structures are “hidden” from the user. Services which provide directory information are also deactivated.

4. Limitation of Users

Access of DST personnel to the DST Web server is restricted within DST to a limited number of users based upon DST system administration requirements, as determined by appropriate DST systems managers from time to time.

5. Right to Audit

Customer may audit, at its expense, the Vision Web Site and the Distribution Support Services Web Site once in each 12 month period and any associated systems or networks within FAN, after providing reasonable written notice to DST. The audit may include review of configurations, audit trails, and maintenance of systems and software within FAN associated with the Vision Web Site and the Distribution Support Services Web Site. Tools which may be used for the audit may include network security tools; provided, that DST may specify the time at which any tool is used, if DST reasonably believes that such tool may affect system performance. The audit will be coordinated through the DST Internal Audit Office and DST will be entitled to observe all audit activity. Customer will not perform any action that may interfere with the uptime or stability of DST’s systems or networks. Subject to the foregoing, Customer may perform any audit activity which is technically possible for a user of the public Internet. In particular, Customer and its review team will be considered authorized users and DST will not seek prosecution under any computer crime or other applicable statutes for such activity.

EXHIBIT B.2, p.6

USER ENROLLMENT AND AUTHORIZATION PROCEDURES

The following procedures are part of the Security Procedures applicable to Vision Services.

1.	Enrollment.

Each User is required to complete an Electronic Enrollment Form, which is available at a URL designated by DST (at the date of this Agreement—www.dstvision.com). Users enrolling for access may complete the enrollment process by providing DST with information called for in the Electronic Enrollment Form about their practice and the Financial Products they wish to access.

2.	Customer Authorization.

Upon receiving a completed Electronic Enrollment Form from a User, DST will make available an Authorization Request to Customer (point of contact) through the Distribution Support Services Web Site. The Authorization Request will identify the level of access requested and the security criteria as well as provide a sample client Tax ID/Social Security Number.

Through the Distribution Support Services Web Site, Customer point of contact is solely responsible for authorizing or denying each User request for access to Transactions through Vision Services. When authorizing requests, security criteria must be verified by Customer. This includes verifying:

•	Appropriate Level of Authorization. Please note, each authorization will provide access to the level indicated on DST’s Authorization Request. Access may be requested at the dealer, dealer/branch, dealer/representative, tax ID, or Trust/TPA level.

•	Accurate Access Security Criteria. Customer must verify that each field authorized in the security criteria accurately represents the dealer/branch/representative or tax ID information which appears on the master of the representative’s clients accounts. 100% of the representative’s accounts should reflect the authorized criteria.

Customer assumes all responsibility for verifying the security level of each new User authorization request. DST shall not be required to verify that the person who processes the Authorization Request is legally authorized to do so on behalf of Customer and DST shall be entitled to rely conclusively upon such approval/denial without further duty to inquire.

3.	Password & lD Notification.

When Customer approves an authorization request, the User’s ID is updated for the authorized security and an e-mail is sent to the User notifying him/her of their access to the Vision Web Site. Users are required to establish their own initial password at a URL designated by DST (at the date of this Agreement—www.dstvision.com/assignpswd.html).

EXHIBIT B.3, p.1

FILE AND USAGE FEE SCHEDULE—TA2000

TO

BASIC FAN MAIL SERVICES EXHIBIT

1.	Files.

The following Files may be made available to Recipients:

“Account Position”—This file reports the current Financial Product Unit balance and net asset value for every account, regardless of whether the account had activity. This file is generally provided on a monthly basis and consists of two (2) records per account.

“Direct Financial Activity”—This file is generated as a result of activity being posted to the Financial Product Unit owner account. The information in this file reports all activity involving the movement of money and/or Financial Product Units (with the exception of distributions) and consists of two (2) records per account.

“Account Master Position/New Account Activity/Non-Financial Activity”—This file provides registration information on each Financial Product Unit holder account for the Recipient. The Account Master Position is used to initialize the Recipient’s database. The New Account Activity provides any new accounts established for the Recipient. The Non-Financial Activity is generated from maintenance activity to the Financial Product Unit owner registration. These files consist of three (3) records per account.

“ Distribution Activity”—This file is used to confirm all activity resulting from the distribution of a dividend, and long or short term capital gain. The file will be generated after the distribution has been applied to the Financial Product Unit holder account. This file consists of two records (2) per account.

“ Daily Price”—This file contains the daily offering price and Net Asset Value of every CUSIP (separate security) . This file consists of one (1) record per CUSIP.

“Security”—This file is systematically generated by DST and appended to the end of each associated Account Master Position/New Account Activity/Non-Financial Activity file being delivered. This file may also be generated upon request based on the month-end Account Position file. Unique security investment details such as Ticker/Quotron, CUSIP, Fund and Product Names are reported within this file. This file consists of one (1) record per unique CUSIP delivered in the associated file. Because this file is used to supplement the Account Master Position/New Account Activity/Non-Financial Activity files, DST does not charge any fees for the records provided in this file.

“Average Cost Position/Activity”– This file reports cost basis details including initial cost basis, the source of reporting, the last calculation date, the current net investment figure and current shares, The Average Cost Position file is used to initialize a Recipient’s database. The Average Cost Activity file is generated as a result of a change to the cost basis of an account. These files consist of one (1) record per account.

EXHIBIT B.3, p.2

2.	Usage Fees.

DST will charge Customer fees per record made available, including all “header” records and “trailer” records, in accordance with the following fee schedule. Typically, a single header record is used to designate the beginning of data for a Recipient within a given File and a single trailer record is used to designate the end of data for a Recipient within a given File. One to many records may be included between the “header” and “trailer” records. Most Files consist of two (2) to three (3) records per account, each 160 bytes of information being a separate record.1

Accordingly, by way of example, if Customer sends an Account Position File for two Recipients, one with 25 accounts and one with 50 accounts, the following records would be billable to Customer.

	File Type	Records
Recipient A	Header	1
	25 Accounts (2 records per account)	50
	Trailer	1
Recipient B	Header	1
	50 Accounts (2 records per account)	100
	Trailer	1
	Total Records	154

DST will not bill Recipients for the Files made available to them.

Level	Per Record Fees
Branch/Rep	$.018
Dealer	$.012
Daily Price File	$.002 or $1.75 per Recipient per month, whichever is less

3. Volume Discounts.

DST will offer Customer discounts based on the amount of each total per record charge per method of delivery incurred by Customer in a month. The following discount schedule will apply:

Total Per Record Fees	% Discount on Amount Over Threshold
$0.00 - $2,500.00	0%
$2,501.00 - $ 5,000.00	10%
$5,001.00 - $ 7,500.00	15%
$7,501.00 - $ 10,000.00	20%
25%
$10,001 - $ 30,000.00	50%
$30,001.00 - +

EXHIBIT B.3, p.3

Monthly FAN Mail Access and Support Charge	$500.00

The Monthly FAN Mail Access and Support Charge paid by Customer shall not be included in the eligible fees for purposes of determining any discount.

4. Gold and Platinum Discounts.

An additional discount shall be applied to the usage fees paid by Customer for (i) Basic FAN Mail Services and (ii) if Customer is utilizing DST’s Vision Services pursuant to the applicable DST agreement for such services, Vision Services as follows:

At the beginning of the next calendar year following the first calendar year in which Customer has received Basic FAN Mail Services pursuant to this Service Exhibit, and at the beginning of each calendar year thereafter, DST shall review the average combined monthly usage fees actually paid by Customer for Basic FAN Mail Services and Vision Services for the previous calendar year. In the event the average monthly usage fees paid equal or exceed at least $15,000.00, Customer shall receive the following discounts on all usage fees for Basic FAN Mail Services and, if applicable, Vision Services for the then current calendar year:

Gold Level

Qualification: Average combined monthly usage fees paid by Customer for Basic FAN Mail Services and Vision Services equal or exceed $15,000.00 ($180,000.00 annually) but are less than $25,000.00.

Discount: If Customer receives only Basic FAN Mail Services, the discount for each billing cycle equals 10% of the usage fees billed for such billing cycle.

If Customer receives both Basic FAN Mail Services and Vision Services, the discount for each billing cycle equals 2 1⁄2% of Vision usage fees and an additional 2 1⁄2% (i.e., 12 1⁄2% total) of Basic FAN Mail usage fees billed for such cycle.

Platinum Level

Qualification: Average combined monthly usage fees paid by Customer for Basic FAN Mail Services and Vision Services equal or exceed $25,000.00 ($300,000.00 annually).

Discount: If Customer receives only Basic FAN Mail Services, the discount for each billing cycle equals 15% of the usage fees billed for such billing cycle.

If Customer receives both Basic FAN Mail Services and Vision Services, the discount for each billing cycle equals 5% of Vision usage fees and an additional 2 1⁄2% (i.e., 17 1⁄2% of total) of Basic FAN Mail usage fees billed for such cycle.

EXHIBIT B.3, p.4

Platinum Plus Level

Qualification: Average combined monthly usage fees paid by Customer for Basic FAN Mail Services and Vision Services equal or exceed $166,666.67 ($2,000,000.00 annually).

Discount: If Customer receives only Basic FAN Mail Services, the discount for each billing cycle equals 25% of the usage fees billed for such billing cycle.

If Customer receives both Basic FAN Mail Services and Vision Services, the discount for each billing cycle equals 10% of Vision usage fees billed for such cycle.

DST will combine qualified usage fees for all affiliates of Customer for purposes of determining the applicable discount for Customer’s affiliated corporate complex. In order to qualify, an affiliate of Customer must be an entity which directly or indirectly controls12, is controlled by or under common control with, Customer. It is Customer’s responsibility to notify DST in writing of qualifying company affiliations. DST will not combine an affiliate’s usage fees with Customer’s unless and until Customer has so notified DST. No retroactive adjustments to the Gold and Platinum discounts will be made based on previously undisclosed company affiliations. If Customer qualifies, the discount shall be shown on each invoice issued to Customer.

[12]	Control” over an entity shall mean (i) the possession, directly or indirectly, of 100% of the voting power to elect directors, In the case of an entity that is a corporation, or members of a comparable governing body, in the case of a limited liability company, firm, joint-venture, association or other entity, in each case whether through the ownership of voting securities or interests, by contract or otherwise and (ii) with respect to a partnership, a general partner there of or an entity having management rights comparable to those of a general partner shall be deemed to control such entity. The terms “controlling” and “controlled” shall have corollary meanings.

EXHIBIT B.4, p.1

SalesConnect Fee Schedule

Monthly Service Fees[13]
Data Management
Producing rep entities[14]
Up to 12,000 producing rep entities	Bundled in TA2000 base fee
Producing reps over 12,000	$0.50 (each)
Non-producing rep entities	No additional charge

Discount Applied to Fees in the Specified Range15

	$0 to $20,000	0%
Breakpoint 1	$20,001 to $40,000	33%
Breakpoint 2	Over $40,000	50%

NOTE: Fees charged by a source recordkeeper and/or the DTCC (i.e.; Omni/SERV) to receive trade and asset position files are the sole responsibility of the client and are not included in this fee schedule.

Monthly Support Fee	$1,000

NOTE: The support fee is waived in each month that Customer has an associate with an active “SalesConnect Certified Administrator” certificate and that associate serves as level I support for all client questions (with DST serving as level II support). After the initial implementation, DST will periodically re-certify an associate at no additional fee or provide training for an initial certification for an additional fee of $1,500 (plus travel costs, if required).

Optional Monthly Fees
CRM Modules[16]	$3,000
Operator IDs[17]
First five	No additional charge
Six through twenty	$130 ( each)
Twenty-one through forty	$120 (each)
Over forty	$110 (each)
Outbound Data Files (standard format)[18]	No additional charge
Direct Database Access[19]	$1,000
Integration with Salesforce.com (One-time Fee)[20]	$5,000

[13]	Monthly service fees commence in the month transaction scrubbing begins.
[1][4]	Producing rep entities are defined as all rep level entities that either have a current asset balance or have been linked to at least one purchase transaction during the previous two years. Each rep entity is separately counted including individual reps, partnership entities, and house/default reps.
[15]	Discounts only apply to the fees Within the specific ranges and not to the aggregate monthly fee.
[16]	Includes all core CRM modules plus SalesConnect Mobile and SalesConnect Calendar Sync. SalesConnect Calendar Sync requires network connectivity to the Winchester Data Center (fees not included).
[17]	Operator IDs provide access to the SalesConnect Application for searches, reports/queries, general administration, and, if applicable, accessing the CRM modules.
[18]	Requires a method to receive secure file transmissions from the Winchester Data Center. Additional charges may apply if a method is not currently in place.
[19]	Customer must provide DST with a Salesforce login and must have a sufficient number of API calls to load the requested data.
[20]	Provides direct access to a copy of the SalesConned production database for developing custom queries and reports utilizing a client’s own reporting tool. Requires network connectivity to the Winchester Data Center (connectivity fees not included).

EXHIBIT B.3, p.2

Professional Services (upon request)21

1.	Perform outsourced administrative functions including territory management, loading trade/asset spreadsheets, operator ID access, fund/transaction code maintenance, and trade/asset resolution outside of the procedures established by the SalesConnect Team.

2.	Modify an existing interface or develop new transaction/asset interfaces (either direct file transmissions or spreadsheets) into the SalesConnect Application.

3.	Modify an existing outbound file or develop a new outbound file for scrubbed transactions, assets, and firm/office/rep maintenance.

4.	Provide consulting services related to processing the SalesConnect outbound files into a downstream sales system (two hours are provided at no charge, thereafter the charge is $180 per hour).

5.	Modify an existing report or develop new reports accessible through the SalesConnect web site.

Automatic Annual Increase Provision(s):

The foregoing fees are subject to an annual increase at the same time and manner as set forth in the TA2000 Agreement.

[21]	Fees for Professional Services will be determined based on specific client requirements and DST’s prevailing hourly rates.